EXHIBIT 99.1

SUN HYDRAULICS CORPORATION
PERFORMANCE SHARE AGREEMENT

     THIS PERFORMANCE SHARE AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of January, 2005, by and between SUN HYDRAULICS CORPORATION, a Florida corporation (the “Company”), and PETER ROBSON, an individual (the “Employee”).

WITNESSETH:

     WHEREAS, the Employee is an employee of Sun Hydraulics Limited, a subsidiary of the Company and is employed in the United Kingdom;

     WHEREAS, the Compensation Committee of the Company has determined that it is desirable and in the best interests of the Company to grant to selected employees, in lieu of stock options or restricted shares of the Company’s common stock (“Sun Shares”) under the Company’s existing employee stock plans, the right to receive performance share units (“Performance Shares”), in order to provide them with further incentive to enhance the profitability and financial strength, and achieve long-term corporate objectives of, the Company by linking a component of his or her compensation to the value of Sun Shares;

     WHEREAS, the Compensation Committee has authorized the grant of Performance Shares to the Employee on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Grant of Performance Shares. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Employee 1,619.4331 Performance Shares, each of which is intended to represent an amount equal to the value on a pre-tax basis of a share of the common stock of the Company on the date of vesting of each such Performance Share.

     2. Vesting and Redemption. Each Performance Share shall become vested and shall be redeemed on the respective date set forth below (the “Vesting Date”) for the payment hereinafter stated; provided, however, that the Employee continues to be employed by Sun Hydraulik GmbH, the Company, or another subsidiary of the Company on such date.

Number of Performance Shares	Vesting Date
539.81103	October 15, 2005
539.81103	October 15, 2006
539.81103	October 15, 2007

     On the Vesting Date, the Performance Shares indicated above shall be redeemed for a cash payment by the Company in an amount equal to the product of (i) the number of Performance Shares vested on such Vesting Date, (ii) the closing bid price for Sun Shares on the Nasdaq National Stock Market on such Vesting Date, converted at the then current exchange rate into the local currency in which the Employee is paid at such time. If the Vesting Date was not a trading day or there were no trades in Sun Shares on such Vesting Date, then the closing bid price and exchange rate on the last day on which there was a trade in Sun Shares shall be used for purpose of the payment.

     3. Adjustments in Sun Shares. In the event of any changes in the issued and outstanding shares of the Company’s common stock by reason of a share dividend, split-up, reclassification, recapitalization, subdivision, combination, exchange of shares, merger, consolidation or liquidation by or of the Company, the number of Performance Shares under this Agreement, and the redemption price payable for such Performance Shares, shall be correspondingly adjusted by the Compensation Committee.

     4. Change of Control. In the event of a pending or threatened change in control, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved, the Board of Directors may, in its sole discretion, take any one or more of the following actions:

     (i) Accelerate the vesting and redemption of the Performance Shares; and

     (ii) Make any other adjustments or amendments to the Performance Share Agreement.

     5. Nontransferability. None of the Performance Shares may be transferred, assigned or pledged by the Employee, either voluntarily or involuntarily. During the Employee’s lifetime, the proceeds of any redemption of the Employee’s Performance Shares shall be paid only to the Employee. Upon the Employee’s death, any unpaid proceeds of a redemption shall be paid to the Employee’s estate.

     6. Tax Withholding. The Company shall have the right to deduct from all payments to any Employee or beneficiary any national, state, or local taxes required by law to be withheld or paid by the Employee’s employer with respect to such payments.

     7. Forfeiture On Termination of Employment. If the Employee’s employment with the Company or any of its subsidiaries is terminated for any reason, either by the Company or the Employee, during the term of this Agreement, any Performance Shares remaining subject to the restrictions imposed by this Agreement shall be forfeited, to the extent such forfeiture is permissible under the laws of the jurisdiction in which the Employee is then employed. For purposes of this Agreement, an approved leave of absence shall not result in a termination of this Agreement. An “approved leave of absence” mean an absence approved by the Chief Executive Officer of the Company for military leave, sick leave, or other bona fide leave, as long as the Employee’s right to re-employment is guaranteed by contract, statute or the policy of the Company or the subsidiary by which the Employee was last employed.

     8. Grant Not to Affect Employment. This Agreement shall not be construed as giving the Employee any rights with respect to continued employment with the Company, and shall not in any way modify or restrict the Company’s right to terminate such employment.

     9. Not an Equity Security. This Agreement is not intended to provide the Employee with any of the voting rights, rights to receive dividends, or other rights granted to shareholders of the Company, and the Performance Shares contemplated by this Agreement shall not be interpreted to give the Employee rights beyond the right to receive the cash payments described in Section 2 above for purposes of any laws or regulations governing the issuance of securities to persons located in the United Kingdom.

     10. Miscellaneous.

     A. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

     B. The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

     C. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

     D. In the event any provision of this Agreement should be determined to be unenforceable due to the application of any applicable local law or regulation in effect in the jurisdiction in which the Employee is located, including any local laws that may result in the taxation of Performance Shares prior to the Vesting Date, the remaining provisions shall remain in effect, with any adjustments the Company and the Employee may mutually agree are necessary or desirable to preserve the original intent of the Agreement to the extent possible.

     E. Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of the Employee and the Employee’s personal representatives.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EMPLOYEE	SUN HYDRAULICS CORPORATION

/s/ Peter Robson	By:	/s/ Allen J. Carlson

Peter Robson		Allen J. Carlson, President and Chief Executive Officer